As filed with the Securities and Exchange Commission on October 3, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PACIFIC MERCANTILE BANCORP

(Exact name of Registrant as specified in its charter)

California	94-2490990
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

949 South Coast Drive, Suite 300, Costa Mesa, California	92626
(Address of principal executive offices)	(Zip Code)

2008 EQUITY INCENTIVE PLAN

(Full title of the plan)

Raymond E. Dellerba President and Chief Executive Officer

Pacific Mercantile Bancorp

949 South Coast Drive, Suite 300, Costa Mesa, California 92626

(Name and address of agent for service)

(714) 438-2500

(Telephone number, including area code, of agent for service)

Copy to:

Ben A. Frydman, Esq.

Stradling Yocca Carlson & Rauth, a Professional Corporation

660 Newport Center Drive, Suite 1600, Newport Beach, California 92660

(949) 725-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee(2)
Common Stock, without par value	274,622 shares	$3.44	$944,700	$108.27

(1)	Also registered hereunder are an indeterminate number of shares which may become issuable pursuant to the anti-dilution adjustment provisions of the Registrant’s 2008 Equity Incentive Plan (the “2008 Plan”).
(2)	The aggregate offering price for the 274,622 shares of Common Stock registered hereby which may be issued under the 2008 Plan is estimated solely for the purpose of calculating the registration fee, in accordance with Rule 457(h)(1), on the basis of the price of securities of the same class as determined in accordance with Rule 457(c), using the average of the high and low prices, as quoted on the Nasdaq Global Select Market, of the Common Stock on September 30, 2011, which was $3.44.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

In accordance with Rule 428(b) under the Securities Act of 1933, as amended (the “Securities Act”), the documents containing the information called for by Part I of Form S-8 will be sent or given to individuals who participate in the 2008 Equity Incentive Plan and are not being filed with or included in this Form S-8.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by Pacific Mercantile Bancorp (referred to herein as the “Company,” “our,” “we” or “us”) with the Securities and Exchange Commission (the “Commission”), are incorporated herein by this reference:

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as filed with the Commission on March 31, 2011.

(b) The information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 from our definitive proxy statement on Schedule 14A for our 2011 Annual Meeting of Shareholders filed with the Commission on May 2, 2011.

(c) The description of the Common Stock of the Registrant contained in the Registration Statement on Form 8-A, filed with the Commission on June 9, 2000, under Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

(d) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Annual Report referred to in paragraph (a) above.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing such documents. For the purposes of this registration statement, any statement in a document incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained in this registration statement modifies or supersedes a statement in such document. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 317 of the California Corporations Code (the “Corporations Code”) authorizes a court to award, and a corporation’s Board of Directors to authorize, the indemnification by the corporation of directors and officers who are parties or are threatened to be made parties to any proceeding (with certain exceptions) by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation. Section 204 of the Corporations Code provides that this limitation on liability has no effect on a director’s liability (a) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (b) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (c) for any transaction from which a director derived an improper personal benefit, (d) for acts or omissions that show a reckless disregard for the director’s duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of a serious injury to the corporation or its shareholders, (e) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its shareholders, (f) under Section 310 of the Corporations Code (concerning contracts or transactions between the corporation and a director), or (g) under Section 316 of the Corporations Code (directors’ liability for improper dividends, loans and guarantees).

Section 317 does not extend to acts or omissions of a director in his capacity as an officer. Furthermore, Section 317 has no effect on claims arising under federal or state securities laws and does not affect the availability of injunctions and other equitable remedies available to our shareholders for any violation of a director’s fiduciary duty to us or our shareholders.

Our articles of incorporation eliminate the liability of each of our directors for monetary damages to the fullest extent permissible under California law. Our articles of incorporation further authorizes us to provide indemnification to our officers and directors to the fullest extent permissible under California law and in excess of that otherwise permitted under Section 317 of the California Corporations Code. Our amended and restated bylaws also provide for similar indemnification of our officers and directors to the maximum extent permitted by California law.

In January 2000, the shareholders of Pacific Mercantile Bank (the “Bank”), which was the predecessor of the Company, approved indemnification agreements entered into by the Bank with its directors and executive officers and authorized the Company to enter into similar agreements with its directors and officers. These agreements require the Company and the Bank, among other things, (i) to indemnify their respective directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from actions not taken in good faith or in a manner the indemnitee believed to be opposed to the best interests of the Company or the Bank, or in the case of a shareholder derivative action, opposed to the best interests of the Company and its shareholders), (ii) to advance the expenses such directors or officers may incur as a result of or in connection with the defense of any proceeding brought against them as to which they could be indemnified, subject to an undertaking by the indemnified party to repay such advances if it is ultimately determined that he or she is not entitled to indemnification, and (iii) to obtain officers’ & directors’ liability insurance if available on reasonable terms.

We also have obtained directors’ and officers’ liability insurance for our directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or persons controlling our Company as described above, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. We believe that our articles of incorporation and the indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The foregoing summaries are necessarily subject to the complete text of the Corporations Code, our articles of incorporation, our amended and restated bylaws and the indemnification agreements referred to above and are qualified in their entirety by reference thereto.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

Exhibit No.	Description of Document

4.1	2008 Equity Incentive Plan. (Incorporated by reference to Appendix A from the Company’s definitive proxy statement filed with the Commission (File No. 000-30777) on April 18, 2008.)

5.1	Opinion of Stradling Yocca Carlson & Rauth, a Professional Corporation.

10.1	Form of Officers and Directors Indemnification Agreement. (Incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-8 for its 2010 Equity Incentive Plan filed with the SEC on October 3, 2011.)

23.1	Consent of Squar, Milner, Peterson, Miranda & Williamson, LLP, independent registered public accounting firm.

23.2	Consent of Counsel (contained in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of this Registration Statement).

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Costa Mesa, State of California, on October 3, 2011.

PACIFIC MERCANTILE BANCORP

By:	/s/ RAYMOND E. DELLERBA
Raymond E. Dellerba
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Raymond E. Dellerba and Nancy A. Gray and each them, individually, as his or her attorneys-in-fact, with full power of substitution, for the undersigned to sign, in any and all capacities, any amendments to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that either of said attorneys-in-fact, or his or her substitute, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the respective capacities and on the dates indicated below.

Signature	Title	Date

/s/ RAYMOND E. DELLERBA Raymond E. Dellerba	President, Chief Executive Officer and Director (Principal Executive Officer)	October 3, 2011

/s/ NANCY A. GRAY Nancy A. Gray	Senior Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	October 3, 2011

/s/ GEORGE H. WELLS George H. Wells	Chairman of the Board and Director	October 3, 2011

George L. Argyros	Director	October , 2011

/s/ WARREN T. FINLEY Warren T. Finley	Director	October 3, 2011

/s/ ANDREW PHILLIPS Andrew Phillips	Director	October 3, 2011

Dr. Gordon Rausser	Director	October , 2011

/s/ MATTHEW F. SCHAFNITZ Matthew F. Schafnitz	Director	October 3, 2011

/s/ JOHN THOMAS, M. D John Thomas, M.D.	Director	October 3, 2011

/s/ GARY M. WILLIAMS Gary M. Williams	Director	October 3, 2011

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EXHIBIT INDEX

Exhibit No.	Description of Document

4.1	2008 Equity Incentive Plan. (Incorporated by reference to Appendix A from the Company’s definitive proxy statement filed with the Commission (File No. 000-30777) on April 18, 2008.)

5.1	Opinion of Stradling Yocca Carlson & Rauth, a Professional Corporation.

10.1	Form of Officers and Directors Indemnification Agreement. (Incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-8 for its 2010 Equity Incentive Plan filed with the SEC on October 3, 2011.)

23.1	Consent of Squar, Milner, Peterson, Miranda & Williamson, LLP, independent registered public accounting firm.

23.2	Consent of Counsel (contained in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of this Registration Statement).

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